Exhibit 99

News Release
For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

Dave & Buster’s, Inc. Reports a 3.7 Percent Increase in Comparable Store Sales and a 24.7 Percent Increase in Adjusted EBITDA for its Fiscal 2007 First Quarter

DALLAS—June 13, 2007—Dave & Buster’s, Inc., a leading operator of upscale restaurant/entertainment complexes, today announced results for its 2007 first quarter ended May 6, 2007.

Total revenues increased 6.8% to $135.5 million in the first quarter of 2007, compared to $126.8 million in the first quarter of 2006.  This revenue growth was comprised primarily of a 3.7% increase in comparable store sales, which now includes the previously acquired Jillian’s stores.  Total Food and Beverage revenues increased 6.9%, while revenues from Amusements and Other increased 6.7%.

EBITDA (Modified) for the first quarter of 2007 of $18.8 million exceeded prior year EBITDA (Modified) of $14.7 million by 28.4%. Adjusted EBITDA, which excludes Startup costs and other non-recurring charges, increased 24.7% to $22.4 million, versus $18.0 million in the first quarter of fiscal 2006.

“We are excited that our sales performance continued to outpace the industry trends during the first quarter,” stated Steve King, the Company’s Chief Executive Officer. “In addition, the operating initiatives that we put in place in the latter half of 2006 are gaining traction as evidenced by our margin improvement. I remain confident in our team’s ability to continue to build on this foundation throughout the coming year.”

Non-GAAP Financial Measures

A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss first quarter results on Wednesday June 13, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  To participate in the conference call, please dial 866-765-2661 a few minutes prior to the start time and reference code # 3942469. An archived replay of the teleconference will be available approximately two hours following the call. To access the replay call 800-642-1687 and reference the same confirmation code as listed above.

Celebrating over 24 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale restaurant/entertainment concepts with 48 locations throughout the United States and in Canada. More information on the Company is available on the Company’s Web site, www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer spending, changes in demographic trends, unfavorable publicity, our ability to open new complexes, acts of God, and governmental regulations.

DAVE & BUSTER’S, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	May 6, 2007	February 4, 2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$8,906	$10,372
Other current assets	29,411	28,338
Total current assets	38,317	38,710

Property and equipment, net	307,612	316,840

Intangible and other assets, net	150,734	151,263

Total assets	$496,663	$506,813

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$56,779	$70,140

Other long-term liabilities	86,209	86,593

Long-term debt, less current liabilities	257,125	253,375

Stockholders’ equity	96,550	96,705

Total liabilities and stockholders’ equity	$496,663	$506,813

DAVE & BUSTER’S, INC.

Consolidated Statements of Operations

(dollars in thousands)

(unaudited)

	13 Weeks Ended May 6, 2007 (Successor)		13 Weeks Ended April 30, 2006 (Combined)

Food and beverage revenues	$73,824	54.5%	$69,064	54.4%
Amusement and other revenues	61,638	45.5%	57,779	45.6%
Total revenues	135,462	100.0%	126,843	100.0%

Cost of products	26,637	19.7%	25,877	20.4%
Store operating expenses	77,884	57.5%	74,495	58.7%
General and administrative expenses	12,719	9.4%	9,559	7.6%
Depreciation and amortization	12,603	9.3%	11,069	8.7%
Startup costs	59	0.0%	2,286	1.8%
Total operating expenses	129,902	95.9%	123,286	97.2%

Operating income	5,560	4.1%	3,557	2.8%
Interest expense, net	7,574	5.6%	5,893	4.6%

Loss before provision for income taxes	(2,014)	(1.5)%	(2,336)	(1.8)%
Benefit for income taxes	(1,177)	(0.9)%	(794)	(0.6)%
Net loss	$(837)	(0.6)%	$(1,542)	(1.2)%

Other information:
Company operated stores open at end of period	48		47

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBIDTA for the periods shown:

Total Net loss	$(837)	$(1,542)
Add back:Benefit for income taxes	(1,177)	(794)
Interest expense, net	7,574	5,893
Depreciation and amortization	12,603	11,069
Loss (gain) on asset disposal	184	(25)
Stock-based compensation	484	61
EBITDA (Modified) (1)	18,831	14,662
Add back:Startup costs	59	2,286
Wellspring expense reimbursement	188	—
Non-recurring Expenses:
Transaction costs	—	517
Change in control expense	3,337	513
Adjusted EBITDA (1)	$22,415	$17,978

NOTE

(1) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), depreciation, amortization, loss (gain) on asset disposal and stock-based compensation expense.  Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges.  The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance.  In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes.  Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.